UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 27, 2006

WELLS FARGO & COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-02979	No. 41-0449260
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Montgomery Street, San Francisco, California 94104

(Address of Principal Executive Offices) (Zip Code)

1-866-878-5865

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2006, the Human Resources Committee of the Company’s Board of Directors approved grants of stock options to John G. Stumpf for 60,020 shares of the Company’s common stock and to each of Howard I. Atkins, David A. Hoyt and Mark C. Oman for 30,010 shares of common stock in connection with an increase in their management responsibilities. The grants were made pursuant to the Company’s Long-Term Incentive Compensation Plan and the form of Non-Qualified Stock Option Agreement filed as Exhibit 10 to this report and incorporated herein by this reference. The exercise price of the options is $65.85, the closing price of the Company’s common stock on June 26, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 27, 2006, the Company’s Board of Directors elected John G. Stumpf a director of the Company. Mr. Stumpf is President and Chief Operating Officer of the Company. Mr. Stumpf has not been named, nor is he expected to be named, to any standing committees of the Board. The Company’s press release announcing Mr. Stumpf’s election to the Board is furnished with this report as Exhibit 99.1.

Item 8.01. Other Events.

On June 27, 2006, the Company’s Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend on the Company’s common stock, to be distributed on August 11, 2006, to stockholders of record at the close of business on August 4, 2006. In the stock split, the Company will distribute one share of common stock for each share of common stock issued and outstanding or held in the treasury of the Company at the close of business on August 4, 2006. Stockholders will receive a direct registration (book-entry) statement for the additional shares of common stock to be issued in the stock split and will not need to exchange existing stock certificates. The Company’s press release announcing the stock split and an increase in the quarterly common stock cash dividend is furnished with this report as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10	Form of Non-Qualified Stock Option Agreement, filed herewith

99.1	Press Release, dated June 27, 2006, announcing the election of John G. Stumpf to the Company’s Board of Directors, furnished herewith

99.2	Press Release, dated June 27, 2006, announcing a two-for-one stock split in the form of a 100% stock dividend on the Company’s common stock, furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 30, 2006	WELLS FARGO & COMPANY

	By:	/s/ Avid Modjtabai
Avid Modjtabai
Executive Vice President